Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the additional 1,600,000 shares reserved for issuance under the Amended and Restated 2012 Omnibus Equity Incentive Plan of Party City Holdco Inc. of our reports dated March 12, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Party City Holdco Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

July 10, 2020